Exhibit 10.10
AMENDMENT TO WARRANT TO PURCHASE
SHARES OF COMMON STOCK OF BANC STOCK GROUP, INC.
     THIS AMENDMENT TO WARRANT TO PURCHASE SHARES OF COMMON STOCK OF BANC STOCK GROUP, INC. (this “Amendment”) is entered into as of this 9th day of November, 2006 by and between Diamond Hill Investment Group, Inc. (the “Company”) and Roderick H. Dillon, Jr. (the “Holder”).
RECITALS:
     WHEREAS, on or about May 11, 2000, the Company, then known as Banc Stock Group, Inc., issued a warrant (the “Warrant”) to the Holder to purchase 1,000,000 voting Class A common shares, no par value, of the Company; and
     WHEREAS, the Company and the Holder desire to amend the Warrant to permit, in the sole discretion of the Company, the minimum statutory tax withholding and the exercise price for the Warrant to be paid by methods in addition to payment in cash;
     NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the Company and the Holder hereby agree as follows:
     1. All references in the Warrant to “Banc Stock Group, Inc.” are hereby changed to “Diamond Hill Investment Group, Inc.”;
     2. Paragraph (a) Exercise of Warrant is hereby amended to add the following after the second sentence of such paragraph:
“The payment accompanying the Purchase Form may be made (a) in cash or its equivalent (e.g., by check) or (b) if permitted by the Company in its sole discretion and to the extent permitted by applicable law, in shares of the Company’s Common Stock having a Fair Market Value (as defined below) equal to the aggregate Exercise Price of the shares of Common Stock being purchased, provided that such shares have been owned by the Holder for no less than six months (or such other period as established from time to time by the Company or generally accepted accounting principles). The minimum statutory tax payable upon the exercise of this Warrant may be paid (a) in cash, or (b) if permitted by the Company in its sole discretion, by having the Company withhold from the number of shares of Common Stock otherwise issuable to the holder pursuant to the exercise of this Warrant a number of shares of common stock with a Fair Market Value equal to the minimum statutory tax withholding due.
As used in this section, “Fair Market Value” means: (i) if the Common Stock is listed on any established stock exchange including, without limitation, The NASDAQ Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Company deems reliable; (ii) if the Common Stock is regularly quoted by a recognized

Exhibit 10.10
securities dealer but selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Company deems reliable; or (iii) in the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Company.”
     3. Except as amended by this Amendment, the terms and provisions of the Warrant shall continue in full force and effect.
     4. This Amendment shall be governed by the internal laws of the State of Ohio without regard to such state’s conflicts or choice of law principles. This Amendment may be executed in multiple counterparts and by electronic delivery or facsimile, each of which shall be deemed and original and all of which taken together shall constitute one and the same Amendment.
     IN WITNESS WHEREOF, the parties have executed or caused to be executed this Amendment as of the date first above written.
DIAMOND HILL INVESTMENT
GROUP, INC.

By:
Name:	Roderick H. Dillon, Jr.

Title: